Exhibit 24

POWER OF ATTORNEY

Each person whose signature appears below designates and appoints MATTHEW P. DEINES and CHRISTOPHER J. RIFFLE, and either of them, true and lawful attorneys-in-fact and agents, to sign a registration statement on Form S-8 to be filed by First Northwest Bancorp, a Washington corporation, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the purpose of registering 100,000 shares of common stock, $.01 par value per share, of First Northwest Bancorp, as well as an indeterminate amount of interests, to be offered and sold pursuant to the First Federal Savings and Loan Association of Port Angeles 401(k) Plan, together with any and all amendments (including post-effective amendments) to the registration statement.  Each person whose signature appears below also grants to these attorneys-in-fact and agents full power and authority to perform every act and execute any instruments that they deem necessary or desirable in connection with the preparation and filing of the registration statement, as fully as he or she could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done.

IN WITNESS WHEREOF, this power of attorney has been executed by each of the undersigned as of this 29th day of June, 2020.

Signature	Title

/s/ Matthew P. Deines Matthew P. Deines	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Geraldine Bullard Geraldine Bullard	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Dana D. Behar Dana D. Behar	Director

/s/ David A. Blake David A. Blake	Director

/s/ Craig A. Curtis Craig A. Curtis	Director

/s/ Cindy H. Finnie Cindy H. Finnie	Director

/s/ David T. Flodstrom David T. Flodstrom	Director

/s/ Stephen E. Oliver Stephen E. Oliver	Director

/s/ Norman J. Tonina, Jr. Norman J. Tonina, Jr.	Director

/s/ Jennifer Zaccardo Jennifer Zaccardo	Director